UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Choice Hotels International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

TO BE HELD MAY 1, 2007

To the Shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on May 1, 2007, at 9:00 a.m. (EST) for the following purposes:

1.	To elect three Class I directors to hold office for a three-year term ending at the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Company stock as of the close of business on the record date of March 12, 2007, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Your shares of Common Stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of shareholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Paul Mamalian
Secretary

March 30, 2007

Silver Spring, Maryland

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2007

GENERAL INFORMATION

The Board of Directors is soliciting your proxy for the 2007 Annual Meeting of Shareholders. As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”

The annual report (including audited financial statements) for the fiscal year ended December 31, 2006, is being mailed with this proxy statement. The annual report is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other shareholders on or about March 30, 2007. The Board is asking for you to vote your shares by completing and returning the proxy card.

Shareholders who owned Company stock as of the close of business on March 12, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 12, 2007, there were 65,747,918 outstanding shares of Common Stock and no outstanding shares of Preferred Stock of the Company.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Company Common Stock as of the close of business on March 12, 2007, may attend and vote at the Annual Meeting. Each share is entitled to one vote. There were 65,747,918 shares of Company Common Stock outstanding on March 12, 2007.

Q.	Why am I receiving this Proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change. By completing and returning the proxy card, you are authorizing Charles A. Ledsinger, Jr. and Ervin R. Shames to vote your shares at the meeting, as you have instructed them on the proxy card.

If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Ledsinger and Mr. Shames will vote your shares, under your proxy, according to their best judgment.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class I directors

•	Proposal 2—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q.	How do I vote?

A.	You may vote by mail: You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the three named nominees for directors, and

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

You may vote by telephone: You do this by calling toll-free 1- 800-652-8683 on a touch-tone phone and following the simple instructions. You will need your proxy card available when you vote by telephone.

You may vote by Internet: You do this by accessing www.investorvote.com and following the simple instructions. You will need your proxy card available when you vote by Internet.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means you hold them in an account at a brokerage firm.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q.	What if I change my mind after I vote?

A.	You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date,

•	sending us a written notice of revocation at the following address: Paul Mamalian, Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting at the meeting.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote customers’ unvoted shares on some “routine” matters. Proposals One and Two are routine matters.

If you do not give a proxy to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. These shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matters.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent, under certain circumstances, can vote your shares.

The purchasing agent can vote shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of March 12, 2007, must be present at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	The three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Charles A. Ledsinger, Jr. and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007?

A.	If more shares are voted “for” the ratification than against it, the appointment is ratified. Abstentions are not treated as voting on a matter.

Q.	Who will count the votes?

A.	Voting results are tabulated and certified by a representative of our transfer agent, Computershare.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed to Choice Hotels except as may be necessary to meet legal requirements.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results in our next quarterly report on Form 10-Q after the Annual Meeting. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Department at (301) 592-5026 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov.

Q.	How can I review the Company’s annual Form 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, will be furnished without charge to any beneficial owner of securities entitled to vote at this Annual Meeting. You may view the Form 10-K on the Company’s website at www.choicehotels.com. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s EDGAR system at www.sec.gov. You may also request a copy by contacting our Investor Relations Department at (301) 592-5026 or by mail at Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least three (3) but not more than twelve (12), and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time to time by the Board of Directors, and currently consists of eight (8) members. The term of each class is three years, and the term of one class expires each year in rotation.

Three Class I directors are to be elected at the Annual Meeting, to hold office until the 2010 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated William L. Jews, John T. Schwieters and David C. Sullivan to serve as Class I directors for terms of three years, expiring at the 2010 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors.

Vote Required

The accompanying proxy will be voted in favor of each nominee unless the shareholder indicates to the contrary on the proxy. The election of the Company’s directors requires a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any nominee is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors or the Board of Directors may decrease the size of the Board.

Board Recommendation

The Board recommends a vote FOR each of these nominees.

BOARD OF DIRECTORS

Nominees

Class I – Terms Expiring 2010

William L. Jews, age 55, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc., a health care insurer, from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is a director of The Ryland Group, Inc.

John T. Schwieters, age 67, director since 2005. Vice Chairman of Perseus LLC, a merchant bank and private equity fund management company, since April 2000; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation, Manor Care, Inc., Smithfield Foods, Inc. and Union Street Acquisition Corporation.

David C. Sullivan, age 67, director since March 2006. Chairman of the advisory board for the Kemmons Wilson School of Hospitality and Resort Management at the University of Memphis since 2004; Chairman of Advisory Board of CoachQuote.com from June 2004 to 2005; Chairman, Chief Executive Officer and Co-founder of ResortQuest International from 1997 to November 2003; Executive Vice President and Chief Operating Officer for Promus Hotel Corporation from 1993 to 1997; Senior Vice President, Hotel Group, for Promus Companies, Inc., from 1990 to 1993; Chief Executive Officer, McNeill Sullivan Hospitality Corp. from 1985 to 1990. Prior to 1985 he held various officer positions with Holiday Inns, Inc., and American Express Co. Mr. Sullivan is a director of Winston Hotels.

Continuing Directors

Class II – Terms Expiring in 2008

Stewart Bainum, Jr., age 60, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Chairman of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005; Chairman of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc., and Chief Executive Officer of ManorCare Health Services, Inc., from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc., from June 1982 to March 1987.

Ervin R. Shames, age 66, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business since 1996. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc., and was President and Chief Operating Officer of Borden, Inc., from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, and then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and as lead director of Select Comfort Corporation.

Gordon A. Smith, age 48, director since 2004. President, Global Commercial Card Group for American Express Travel Related Services, Inc., a credit card provider for businesses and consumers, since 2005. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and has held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Class III – Terms Expiring 2009

Fiona Dias, age 41, director since 2004. Executive Vice President, Partner Strategy & Marketing, GSI Commerce Inc., a provider of e-commerce solutions, since February 2007. Executive Vice President and Chief Marketing Officer, Circuit City Stores, Inc., from May 2005 to August 2006; President of Circuit City Direct from March 2003 to April 2005; Senior Vice President of Marketing at Circuit City Stores, Inc., November 2000 to March 2003; Chief Marketing Officer, Stick Networks, Inc., January to November 2000; Vice President, Marketing & Development of Frito-Lay Company from January 1999 to January 2000; Vice President of Corporate Development at Pennzoil Quaker State Company from May 1996 to December 1998. Prior to 1996, she held various brand management positions with The Procter and Gamble Company. Ms. Dias serves as a director of Lifetime Brands, Inc.

Charles A. Ledsinger, Jr., age 56, director since 1998. Vice Chairman and Chief Executive Officer for Choice Hotels since September 2006. He was President and Chief Executive Officer of the Company since August 1998. He was President and Chief Operating Officer of St. Joe Company from February 1998 to August 1998; Senior Vice President and Chief Financial Officer of St. Joe Company from May 1997 to February 1998; Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc., from June 1995 to May 1997; Senior Vice President and Chief Financial Officer of Promus Companies, Inc., from August 1990 to June 1995. Mr. Ledsinger is a director of FelCor Lodging Trust, Inc., and Darden Restaurants, Inc.

CORPORATE GOVERNANCE

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In fiscal year 2006, the Board held five meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. The Company requires that all Board members attend the annual meeting. In 2006, all of the then Board members attended the annual meeting. The non-management members of the Board are required to meet twice a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Two such meetings were held in 2006.

The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy, and charters for each of its standing committees, including the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com, and printed copies are available upon request to the Company’s Investor Relations department at Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901. The Company intends to post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the chief executive officer, chief financial officer and corporate controller) at the same location on the Company’s website.

Director Independence

The Board currently has eight directors, a majority (six) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Fiona Dias, William L. Jews, John T. Schwieters, Ervin R. Shames, Gordon A. Smith and David C. Sullivan.

In determining director “independence”, the Board applies the analysis as set forth in the listing standards of the NYSE, a copy of which is attached as Annex A to this proxy statement, and additional independence standards adopted by our Board as follows:

•

No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•

No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.

In assessing independence, the Board took into account the fact that Mr. Smith is an officer of American Express Travel Related Services, Inc., and that in each of the last three years, the Company has paid American Express for goods and services, which in each year represented significantly less than 2% of American Express’s revenues.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests

•	Focus on the future, formulate and evaluate corporate strategies

•	Duty of loyalty to the Company by directors

•	Annual CEO evaluation by independent directors

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect

•	Annual assessment of Board and Committee effectiveness by Nominating & Corporate Governance Committee

•	No interlocking directorships except with respect to joint ventures

•	Directors are required to reach and maintain ownership of $175,000 of Company stock

•	Annual report of succession planning and management development by CEO

Corporate Ethics Policy

The Board of Directors has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the chief executive officer, chief financial officer and corporate controller) and its subsidiaries in making ethical and legal decisions in his or her daily work.

Committees of the Board

The standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Diversity Committee. All of the current members of each standing committee are independent, as required by the committee charters and the current listing standards of the NYSE.

The table below provides a description of functions, current membership and meeting information for each of the Board committees for the fiscal year.

Name of Committee and Members	Functions of the Committee	Meetings held in 2006
Compensation Ervin R. Shames, Chair Gordon A. Smith David C. Sullivan

•   Administers the Company’s equity compensation plans and grants stock options and restricted stock thereunder;

•   Reviews compensation of officers and key management employees;

•   Recommends development programs for employees such as training, bonus and incentive plans, pensions and retirement;

•   Reviews other employee fringe benefit programs;

•   Reviews succession plan and management development;

•   Self-evaluates annually;

•   Sets criteria and guidelines for performance of CEO;

•   Assesses performance of CEO against objectives;

•   Produces annual committee report for the Company’s proxy statement;

Three

Name of Committee and Members	Functions of the Committee	Meetings held in 2006

•   For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis.”

Audit John T. Schwieters, Chair Ervin R. Shames David C. Sullivan

•   Confers separately with independent accounting firm and internal auditors regarding scope of management examinations;

•   Reviews reports of independent accountants and internal auditors, press releases and annual and quarterly reports for filing with the SEC;

•   Reviews report of independent accountants about internal controls;

•   Establishes and monitors complaints procedure regarding accounting and auditing matters;

•   Pre-approves all audit and non-audit services provided by independent accounting firm;

•   Self-evaluates annually;

•   Determines selection, compensation and appointment of independent accountants and oversees their work;

•   Reviews Company’s policies with respect to risk management.

Five
Nominating & Corporate Governance John T. Schwieters, Chair Ervin R. Shames Fiona Dias

•   Administers the Company’s Corporate Governance Guidelines;

•   Determines the size and composition of the Board;

•   Self-evaluates annually;

•   Engages search firms and recommends candidates to fill vacancies on the Board;

•   Determines actions to be taken with respect to directors who are unable to perform their duties;

•   Sets the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director;

•   Recommends to the Board the compensation of non-employee directors.

Two
Diversity Committee Fiona Dias, Chair Gordon A. Smith William L. Jews

•   Develops policies to ensure equality of opportunities within the Company;

•   Reviews and oversees with management the Company’s diversity initiative and programs;

•   Reviews the Company’s efforts to increase relationships and links with female and minority-owned suppliers and service providers.

Two

The Board has determined that John T. Schwieters, Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Mr. Schwieters currently serves on the audit committees of three other public companies. The Board of Directors has determined that such service does not impair the ability of Mr. Schwieters to continue to serve on our Audit Committee.

Contacting the Board of Directors

Shareholders or other interested parties may contact the Board of Directors, an individual director, the lead independent director of the Board of Directors, or the independent directors as a group by the following means:

Mail:	Choice Hotels International, Inc. 10750 Columbia Pike Silver Spring, MD 20901 Attn: Board of Directors

E-Mail:	board@choicehotels.com

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Nominating and Corporate Governance Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Nominating and Corporate Governance Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board. This is the first time that shareholders will vote on the election of Mr. Jews and Mr. Sullivan. The Board of Directors, in accordance with the Company’s bylaws, appointed Mr. Jews and Mr. Sullivan to our Board in February 2006 to fill vacancies on the Board and to serve as Class I directors, effective March 2006. Mr. Jews and Mr. Sullivan were originally recommended as directors by the Board’s Nominating and Corporate Governance Committee. Mr. Jews previously served as director for the Company from 2000 to 2005 and Mr. Sullivan was identified through existing Board members.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as for candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected to the Company’s Corporate Secretary by mail to Paul Mamalian, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company Common Stock is owned by (i) each director of the Company, (ii) the Company’s chief executive officer, (iii) the Company’s chief financial officer, (iv) the three most highly compensated executive officers, (iv) all executive officers and directors of the Company as a group and (v) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 15, 2007. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,544,471	(5)(6)	163,266	0	17.6	%(5)(6)
Fiona Dias	3,342		0	4,613	*
William L. Jews	28,627		0	3,289	*
John T. Schwieters	6,886		0	3,300	*
Ervin R. Shames	16,183		4,666	5,146	*
Gordon A. Smith	3,168		0	4,618	*
David C. Sullivan	272		0	3,289	*
Charles A. Ledsinger, Jr.	531,799		890,772	116,481	2.3%
Joseph M. Squeri	135,208	(7)	59,905	68,720	*
Wayne W. Wielgus	55,791		71,146	17,104	*
Thomas Mirgon	77,107		71,184	10,862	*
David L. White	3,504		21,600	9,579	*
All Directors and Executive Officers as a Group (19 persons)	12,626,553		1,725,512	313,412	21.5%
Barbara Bainum	11,088,624	(5)(8)	—	—	16.7	%(5)
Bruce Bainum	15,992,384	(5)(9)	—	—	24.1	%(5)
Roberta Bainum	11,586,924	(5)(10)	—	—	17.4	%(5)
Stewart Bainum	15,797,425	(5)(11)	—	—	23.8	%(5)
Barclays Global Investors, N.A.	11,194,506	(12)	—	—	16.9%
Realty Investment Company, Inc.	7,135,738	(13)	—	—	10.7	%(5)

*	Less than 1% of class.
1	Includes shares for which the named person has: (i) sole voting and investment power, (ii) shared voting and investment power, (iii) in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Nonqualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings, each of which is set out in separate columns.
2	Shares that can be acquired through stock option exercises within 60 days of February 15, 2007.
3	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
4	Percentages are based on 66,405,601 shares outstanding on February 15, 2007 plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days.
5	Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum family entities are attributed to Realty and more than one of the Bainums included in this table because Realty and such named Bainums have shared voting or dispositive control. Realty and members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote 30,903,424 shares, approximately 46.5% of the outstanding shares of Company common stock on February 15, 2007.
6

Includes 3,188,260 shares owned by the Stewart Bainum, Jr. Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 7,135,738 shares held by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 1,200,000 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; and 13,032 shares owned by Mr. Bainum’s minor children. Also includes 7,441 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.

7	Includes 3,188 shares held by his spouse.
8	Includes 2,474,376 shares owned by the Barbara Bainum Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,200,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 278,510 shares owned by trusts for the benefit of Ms. Bainum’s adult son and nephews of which Ms. Bainum is the sole trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
9	Includes 4,129,777 shares owned by the Bruce Bainum Trust of which Mr. Bainum is the sole trustee and beneficiary. Also includes 3,251,186 shares owned by the Roberta Bainum Irrevocable Trust, of which Mr. Bainum is the trustee. Also includes 1,200,000 shares owned by Mid Pines, in which Mr. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty in which Mr. Bainum’s trust owns voting stock and has shared voting authority. Also includes 133,332 shares owned by trusts for the benefit of Mr. Bainum’s adult sons of which Mr. Bainum is the sole trustee, 21,502 shares owned by Mr. Bainum’s minor child and 120,849 shares owned by a single trust for the benefit of Mr. Bainum’s three children. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
10	Includes 1,200,000 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority; and 3,251,186 shares owned by the Roberta Bainum Irrevocable Trust, in which Ms. Bainum is the sole beneficiary; 7,135,738 shares owned by Realty in which Ms. Bainum is a Director, her trust owns stock and she has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
11	Includes 3,906,286 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 7,135,738 shares held directly by Realty, in which Mr. Bainum and his wife’s trusts own voting stock and have shared voting authority; 224,399 shares held by Cambridge Investment Co., LLC in which Mr. Bainum is the sole Class A member; and 60,000 shares owned by Edelblut Associates, Inc., a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 4,471,002 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
12	The Company is relying on the Schedule 13G, filed on January 23, 2007, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, and Barclays Global Investors, Ltd. The address for Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The reporting person has sole voting power with respect to 10,142,400 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 11,194,506.
13	Realty is controlled by members of the Bainum family, including Stewart Bainum, Jane Bainum, Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum and Roberta Bainum. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

Choice’s compensation program reflects a belief that superior executive talent is attracted to a company that recognizes and rewards superior performance, and with superior talent the company can continue to deliver consistent results for shareholders that are superior to those generally found among Choice’s peers. In selecting and rewarding executives, the Company intends to continue its practice of providing direct accountability for individual and organizational results for each executive, and ensuring the rewards are commensurate with the contributions and results delivered for shareholders.

For purposes of this Compensation Disclosure and Analysis section, the Named Executive Officers are Charles A. Ledsinger, Jr., Joseph M. Squeri, Wayne W. Wielgus, Thomas Mirgon and David L. White. While Mr. Squeri and Mr. Wielgus are Named Executive Officers for fiscal year 2006, their employment will terminate in 2007 as previously announced by the Company.

Compensation Objectives

Choice’s executive compensation philosophy has been developed to enable Choice to hire and retain qualified, motivated executives while meeting its business needs and objectives. Consistent with this philosophy, the compensation program has been designed to achieve the following objectives:

•

Provide an attractive mix of salary, annual and long-term incentive compensation at competitive compensation levels to enable the recruitment and retention of highly qualified executives, while not disadvantaging the Company with high costs

•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further Choice’s success

•	Align the interests of executives with those of shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership

•	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time

Implementation of Compensation Objectives

Role and Composition of Compensation Committee

The Compensation Committee (for purposes of this discussion, the “Committee”) of the Board sets the Company’s compensation principles that guide the design of compensation plans and programs for executive management. The Committee is charged with establishing, implementing and continually monitoring the executive compensation program and in doing so endeavors to achieve and to maintain a comprehensive package that is both fair and competitive in furtherance of the Company’s ultimate goal to optimize shareholder value.

Role of Management

At the direction of the Chairman of the Compensation Committee, management may prepare and distribute to Committee members agenda, meeting documents and Company data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, management may prepare and present specific compensation proposals to the Committee, including the CEO’s assessment of individual executive officer performance and any recommended compensation actions.

Role of Compensation Consultant

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. From time to time, the Committee may request management to discuss with consultants certain proposed compensation-related initiatives. The Compensation Committee retained Semler Brossy Consulting Group LLC (“Semler Brossy”), a well-known compensation consulting firm in 2005. In 2005, and going forward, the Committee requested Semler Brossy to review CEO compensation as well as compensation for other key officers, including all of the Named Executive Officers. The review covered both the levels of executive pay as well as the design of the executive compensation programs. Semler Brossy attended Committee meetings, as appropriate, to provide information and advice. Management, at the direction of the Committee, also worked with Semler Brossy to provide analysis and recommendation on the size and structure of the share reserve for the 2006 Long Term Incentive Plan and to review competitive practices related to severance and change-in-control agreements. To avoid conflicts of interest or the appearance of conflicts of interest, the consultant performed no work for the Company that was not requested or approved by the Compensation Committee.

Benchmarking and Pay Positioning

Base salary, annual incentives, long-term incentives and performance are benchmarked against lodging companies, with and without franchise operations, as well as non-hotel franchise companies in the service industry that derive a material portion of their revenues from franchisees (“Comparison Group”). These companies represent similar business models, potential talent competitors, and competitors for capital and are as follows:

•	Hotels with Franchise Operations—Hilton Hotels; La Quinta Corporation; Marriott International; Starwood Hotels & Resorts; Wyndham Worldwide Corporation

•

Hotels, Cruise Ships, Resorts and REITs without Franchise Operations—Gaylord Entertainment Company; Great Wolf Resorts; Interstate Hotels and Resorts; Sunterra Corporation, Vail Resorts; Carnival Corporation; Royal Caribbean Cruise Lines; Host Marriott

•

Service Companies with Franchise Operations—7-Eleven; Applebee’s; Chemed Corp.; CKE Restaurants; Cosi; Denny’s; Domino’s Pizza; Gymboree Corp.; H&R Block Tax Services; IHOP; Jackson Hewitt Tax Service; McDonald’s; Midas International Corporation; Papa Johns; Ruby Tuesday; Service Master; Sonic Restaurants; Sylvan Learning Center (Educate, Inc.); UPS Store; Wendy’s International; Yum! Brands.

Total compensation is targeted to approximate the median compensation of the competitive market data, on a size-adjusted basis, derived from a consensus of surveys conducted by nationally recognized compensation consulting firms and the median compensation of the Comparison Group. Base pay is targeted at the market median. Annual and long-term incentive programs are designed to deliver median compensation when executives meet internally established performance goals and above median compensation when performance goals are exceeded. Similarly, total compensation will be below the market median when performance goals are not achieved.

Employment Agreements

The Company has entered into employment agreements with Mr. Ledsinger, Mr. Squeri, Mr. Wielgus and Mr. Mirgon. The employment agreements define the employment relationship between the Company and the executives, providing a more attractive and secure offer to executives while protecting the Company through non-disclosure/non-solicitation protections (and non-compete, in the instance of Mr. Ledsinger’s agreement). Please see Payment Upon Termination or Change in Control for a more in-depth discussion on the terms set forth in each employment agreement.

Elements Used to Achieve Compensation Objectives

The executive compensation program consists of five elements: base salary; annual incentives; long-term incentives; retirement benefits; and perquisites and related personal benefits. Base salary, annual incentives and long-term incentives are used to explicitly motivate and reward individual and team performance in support of the Company’s strategic and operational goals. Actual pay varies materially with individual performance and Company results. There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews the competitive data to determine the appropriate level and mix of compensation. In 2006, the largest component of total compensation was in the form of long-term incentive compensation.

Base Salary

Base salaries are fixed compensation with the primary function of aiding in attraction and retention of executives. The Company’s base salary pay practice is to target compensation at the competitive median (50th percentile) of the market as described above for each executive officer. However, actual individual executive officer salaries may differ substantially from the competitive median due to individual differences in experience, performance and the relative differences between roles within and outside the organization.

Base salaries for Named Executive Officers other than the Vice Chairman and CEO are reviewed annually in February as well as at the time of promotion or other change in responsibilities. They are adjusted as appropriate to recognize individual performance or changes in the competitive marketplace. The Vice Chairman and CEO reviews individual executive officer performance each year with the Committee and, in conjunction with a comparison of each executive’s pay with external competitive data described above, the Vice Chairman and CEO submits to the Committee any recommended changes to executive officer salary for the forthcoming year. The Committee then considers performance and competitive data, and determines whether any increase in salary will be authorized and the size of the salary adjustment.

In executive session, the Committee also reviews the performance of the Vice Chairman and CEO annually in February, as well as reviewing the competitiveness of the Vice Chairman and CEO’s salary, and determines the adjustment, if any, to be recommended to the Board of Directors for approval for the forthcoming year.

The salaries for each of the five Named Executive Officers for 2005, 2006 and 2007 are presented below.

Officer	2005 Base Compensation	2006 Base Compensation	2007 Base Compensation
Charles A. Ledsinger, Jr.	$720,000	$755,000	$795,000
Joseph M. Squeri	$420,000	$433,000	$433,000	[1]
Wayne W. Wielgus	$360,000	$373,000	$373,000	[1]
Thomas Mirgon	$310,000	$316,000	$325,000
David L. White	$170,000	$225,000	$250,000

Annual Incentives

The Officer Cash Incentive Plan provides executive officers the opportunity to earn an annual bonus upon achievement of specified Company and individual performance objectives. Each Named Executive Officer has a target bonus opportunity set at the market median for comparable positions. The target bonus level for the Vice Chairman and CEO was set by the Committee at 100% of base salary. The target bonus levels for all of the Named Executive Officers are presented below.

Officer	2007 Target Bonus
Charles A. Ledsinger, Jr.	100% of Salary
Joseph M. Squeri	65% of Salary	[1]
Wayne W. Wielgus	55% of Salary	[1]
Thomas Mirgon	50% of Salary
David L. White	40% of Salary

1	As previously announced by the Company, Messrs. Squeri’s and Wielgus’ employment will terminate in 2007. Each executive’s 2007 base compensation and 2007 target bonus are subject to the terms of their employment agreements.

Diluted Earnings Per Share (“EPS”) is the Company-wide financial measure for the annual cash incentive plan. EPS was selected to provide a direct link between Company performance and the increase in earnings attributable to each share of Choice stock. EPS provides an easily understood, clearly reported number that provides for clear performance comparison with internal as well as external performance metrics.

The program is structured to pay the target bonus level upon achievement of the Company’s EPS goal and to pay a varying percentage of the bonus target for EPS performance above or below the annual goal as follows:

•	No payment unless the Company achieves the minimum performance level, or 90% of the EPS goal;

•	Payment equal to 50% of the target award for achievement of the minimum performance level;

•	Payment equal to 100% of the target award for achievement of the target performance level;

•	Payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal; and

•	Payment is interpolated between these values accordingly depending on actual EPS results.

The EPS-adjusted target award for Executive Officers other than the Vice Chairman and CEO is further adjusted based on the degree of achievement of individual performance objectives. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but could also include licensee/customer satisfaction and RevPAR (Revenue Per Available Room) improvement, in addition to other relevant measures, and would incorporate each executive officer’s accountability for the successful execution of key initiatives tied to achievement of the Company’s strategic plan. The Vice Chairman and CEO’s bonus is based solely upon attainment of the EPS goal.

Individual performance may result in an adjustment of up to 50% (increase or decrease). However, in no event may an individual’s bonus exceed 200% of the target bonus level established for the individual’s position. The Vice Chairman and CEO is responsible for assessing the performance of each Named Executive Officer and reviewing his assessment, along with any recommended adjustments to their respective annual bonus awards, with the Compensation Committee. No annual bonus awards are paid to any Named Executive Officers without the approval of the Compensation Committee.

The EPS goal for 2006 was $1.37 per share, as approved by the Committee at its December 2005 meeting. Choice’s actual EPS in 2006 was $1.68 per share. For purposes of the annual incentive, the EPS is adjusted at the discretion of the Committee for certain non-recurring items, resulting in an EPS performance result of $1.5292. As a result, the EPS-adjusted awards for the fiscal year ended December 31, 2006 were appropriately 11.6% above the established target award level. Awards made to Named Executive Officers under the annual incentive plan on February 15, 2007 for performance in 2006 are reflected in column (f) of the Summary Compensation Table.

Long-Term Incentives

Long-Term Incentive Plan.    Choice grants equity awards to executives pursuant to the 2006 Long-Term Incentive Plan (“2006 LTIP”) approved by shareholders in 2006. The Committee may grant stock options, restricted stock, performance units or shares and stock appreciation rights to eligible participants. Long term incentives are included in the compensation mix to maintain strong alignment with shareholders, provide a suitable retention vehicle and encourage and build share ownership.

In 2006, Choice granted Messrs. Ledsinger, Squeri, Wielgus and Mirgon long-term incentive awards consisting of stock options and performance-vested restricted stock units (“PVRSUs”). The stock options represented 75% of the long-term incentive opportunity and PVRSUs represented the remaining 25%. The stock options vest ratably over four years and have a seven-year term. The vesting period for new grants was decreased from five years to four years and the term was decreased from ten years to seven years in 2006 to primarily increase the focus on more near-term performance outcomes. The PVRSUs replaced time-vested restricted stock in 2006 to improve the alignment between compensation and the cumulative contribution of the executives. The number of PVRSUs that vest ranges from 0% to 200% of the initial grant and is determined three or four years from the date of grant based upon the actual three or four year cumulative EPS compared to the performance target. The Committee believes this blended equity grant is not only competitive but is a powerful retention tool that reinforces achievement of long-term financial goals. The cumulative EPS goal was based on the historical performance of Choice and its hotel peers, and forward-looking forecasts for Choice and the industry. The EPS targets are set at levels intended to motivate high business performance and support attainment of longer-term financial objectives. These targets are designed to be challenging to attain. In 2006, Choice granted Mr. White restricted stock pursuant to the Company’s long-term incentive plan.

Long-term incentive awards were targeted at competitive medians for comparable positions. For purposes of determining the number of shares under option to be granted to achieve the competitive level of value, the Black Scholes option-pricing model was used. The expected term assumption used in the option-pricing model for purposes of determining grant size differs from the term assumption used for determining accounting expense pursuant to FAS 123(R). The full contractual term of the option was used when determining grant size to represent the full potential value of the award conveyed by the Company to its employees. The combination of options and PVRSUs is intended to maintain the primary focus of the long-term incentive on driving increases in shareholder value of the Company through stock options, while directly linking a portion of the incentive to consistent earnings growth through the PVRSU awards. In addition, the combination of stock options and PVRSUs serves as a significant retention tool.

Pursuant to the terms of their award agreements, each Named Executive Officer is permitted to defer receipt of any Restricted Stock or PVRSU award pursuant to IRS Guidelines. The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Such deferral amounts remain subject to the general risk of creditors.

Stock option awards to senior executives, including Named Executive Officers, under the Company’s long-term incentive plan are granted annually at the February Compensation Committee meeting (except for the Vice Chairman and CEO, whose awards are granted at the February Board meeting). Board and Committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. The exercise price of each stock option awarded to senior executives under the Company’s long-term incentive plan is the average of the high and low price on the date of grant. PVRSUs and restricted stock may also be granted to our Named Executive Officers at this meeting. The Company prohibits the repricing of stock options.

Share Ownership Guidelines

Choice believes that executive officers individually, and as a group, should have a significant ownership stake in the Company. Thus, in November 2003, to further encourage executive officers of the Company to have significant ownership in the Company’s stock and to further align the interests of executive officers with those of shareholders, the Board of Directors established executive share ownership guidelines. The Committee implemented the executive share ownership guidelines as of January 1, 2004. The policy requires the Vice Chairman and Chief Executive Officer to own stock valued at five times base salary and all other named executives to hold shares worth three times base salary. The ownership targets must be met within five years of being subject to the policy. Stock that counts towards satisfaction of the requirement includes: shares owned outright by the executive or his or her immediate family members residing in the same household; stock held in the 401(k) Retirement Savings and Investment Plan or the non-qualified Retirement Savings and Investment Plan; stock held in the Company’s Employee Stock Purchase Plan; restricted stock whether or not vested and stock acquired upon the reinvestment of dividends on such shares; shares acquired upon stock option exercises; shares held in trust; and PVRSUs, once vested.

Executives are not permitted to sell any of the vested shares granted to them under restricted stock awards or PVRSU awards until they have met their target share ownership. In the event that an executive does not meet his or her guideline within the prescribed time period, the Company may adjust the amount and/or form of any future cash or equity compensation to assist the executive’s compliance with the guidelines.

The competitive assessment of Choice’s programs performed in 2005 by Semler Brossy found that the current stock ownership guidelines are consistent with competitive practice.

To date, the CEO and all Named Executive Officers are in compliance with the guidelines.

Retirement Benefits

As part of a competitive compensation program, the Company offers executives retirement benefits. In general, the benefits serve to provide executives with appropriate vehicles for retirement savings that are otherwise limited by IRS policy, and to provide executives with additional programs not offered to other employees that provide competitive benefit value contingent on continued executive service.

The Company offers the following retirement plans:

•

Supplemental Executive Retirement Plan.    The Company adopted the Choice Hotels International, Inc. Amended and Restated Supplemental Executive Retirement Plan (the “SERP”). Participants are the CEO and certain executive officers. Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. The SERP is explained in greater detail on page 27, under “Pension Benefits for Fiscal 2006.”

•

Executive Deferred Compensation Plan.    The Executive Deferred Compensation Plan (“EDCP”) allows participants to defer up to 90% of their base salary and 100% of their bonus. The Company also offers a percentage matching contribution as part of the plan. EDCP is discussed in greater detail on page 27, under “Non-Qualified Deferred Compensation for Fiscal 2006.”

•

Non-Qualified Plan.    The Non-Qualified plan allows participants to defer a certain percentage of their base salary and their bonus while also offering a Company match contribution. In 2007, the amount of base salary a participant may defer increased from 15% to 90%. An executive may not contribute to the Non-Qualified Plan if contributing to the EDCP.

•

Employee Retirement Plans.    The Named Executive Officers also participate in the Company’s Retirement Savings and Investment Plan (“401(k) Plan”) also available to all qualifying Choice employees. The 401(k) Plan is a defined contribution retirement savings and investment plan where in each participant may contribute to the 401(k) Plan on a pre-tax basis up to the current $15,500 Federal limit and the Company will match contributions subject to certain limitations. Contributions made by the Company for the Named Executive Officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 22.

Perquisites and Related Personal Benefits

Flexible Perquisites Program.    Executive officers, including the Vice Chairman and CEO, are eligible to receive certain benefits not available to other full-time employees. Perquisites are determined on a case-by case basis. These benefits include: reimbursement of certain covered expenses under the Flexible Perquisite Program, ranging from $8,000 to $31,000, depending on position; tax and financial planning expenses, club membership dues, supplemental life insurance, and health care expenses. These reimbursements represent taxable income to the executive. The Company grosses up any associated tax.

Related Personal Benefits.    Mr. Ledsinger’s employment agreement provides for an allowance for automobile expenses, initial and annual fees at a dining and/or recreational club at the choice of Mr. Ledsinger for the purpose of business entertainment and use of the Company aircraft for personal use for up to 25 flight hours per year. Mr. Ledsinger is responsible for related taxes on imputed income for his personal use of Company aircraft.

Each of the remaining Named Executive Officers are also given a car allowance in addition to other personal benefits more specifically discussed in the All Other Compensation table on page 23.

Overall, the total compensation for the Vice Chairman and Chief Executive Officer and the other named executive officers is believed to be comparable with companies exhibiting similar business models and is structured to drive superior performance necessary to achieve Company performance objectives and creation of shareholder value.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers who are employed as of the end of the year. Certain types of compensation are only deductible if performance criteria are set and shareholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

In the instance of the annual incentive, the Vice Chairman and CEO’s bonus award is structured to maintain full deductibility of the award. In the instance of annual bonus awards to other Named Executive Officers, compensation for purposes of Section 162(m) is under $1 million and fully deductible.

Restricted stock and stock option awards under the Company’s 1997 Long-Term Incentive Plan (“1997 LTIP”) do not meet the requirement necessary for qualification as tax-deductible performance-based compensation. However, the restricted stock and stock option awards granted under the Company’s 2006 Long-Term Incentive Plan (“2006 LTIP”) were structured to meet the requirements of the aforementioned Section 162(m) exemption as tax-deductible performance-based compensation. Please refer to the discussion on Long-Term Incentive Plan on page 17 for a detailed description of the Company’s 2006 LTIP.

All 2006 compensation for the Named Executive Officers was deductible under Section 162(m) except for Mr. Ledsinger and Mr. Mirgon where for each of them compensation realized through the exercise of stock options or the vesting of restricted stock did not meet the requirements of Section 162(m) and, consequently, such compensation was not deductible by the Company to the extent each executive’s non-performance-based compensation exceeded $1 million in 2006.

THE FOLLOWING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and this Proxy Statement.

THE COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

Gordon A. Smith

David C. Sullivan

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation paid or earned by each of the Named Executive Officers for fiscal year ended December 31, 2006.

Name and Principal Position (a)	Year (b)	Salary (c)	Stock Awards(1) (d)	Option Awards(1) (e)	Non-Equity Incentive Plan Compensation(2) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)(4) (g)	All Other Compensation(5) (h)	Total (i)
Charles A. Ledsinger, Jr. Vice Chairman, Chief Executive Officer	2006	$749,615	$1,522,536	$1,303,822	$1,161,904	$609,779	$180,850	$5,558,506

Joseph M. Squeri President, Chief Operating Officer	2006	$431,500	$591,710	$315,090	$434,736	$150,443	$88,430	$2,011,909

Wayne W. Wielgus Executive Vice President, Chief Marketing Officer	2006	$371,500	$185,721	$249,482	$316,704	$149,095	$82,356	$1,357,676

Thomas Mirgon Senior Vice President, Human Resources & Administration	2006	$315,308	$101,327	$178,240	$244,363	$96,401	$77,179	$1,012,819

David L. White Chief Financial Officer	2006	$192,161	$60,895	$40,128	$119,140	$0	$29,809	$442,134

(1)	The values reflected in columns (d) and (e) reflect the FAS123(R) expense for fiscal year ended December 31, 2006 and includes grants pursuant to the 2006 and 1997 LTIP plans. Assumptions used to calculate FAS 123 (R) fair value are discussed in Note 17, “Capital Stock” on page 87 of the Company’s annual report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2007.
(2)	The values reflected in column (f) reflect the cash awards to the Named Executive Officers under the Officer Cash Incentive Plan discussed in further detail on page 16. The following named officers elected to defer all or a portion of their 2006 non-equity incentive plan compensation as shown below:

Named Executive Officer	Plan Name	Total Value Elected to be Deferred
Ledsinger	Executive Deferred Compensation Plan	$1,161,904
Squeri	Executive Deferred Compensation Plan	$217,368
Wielgus	Executive Deferred Compensation Plan	$308,176
White	Non-Qualified Plan	$111,205

(3)	The values reflected in column (g) are comprised of annual increases in pension value and preferential earnings on nonqualified deferred compensation (“NQDC”), isolated as follows:

Named Executive Officer	Annual Increase in Pension Value	Preferential Earnings on NQDC
Ledsinger	$427,839	$181,940
Squeri	$99,859	$50,584
Wielgus	$96,628	$52,467
Mirgon	$49,977	$46,424

(4)	The preferential rate included in column (g) is intended to deliver a competitive retirement benefit when combined with the SERP benefit, discussed in further detail on page 27. The crediting rate is selected by the Named Executive Officer from a range of options including a return at the annual yield of the Moody’s Average Corporate Bond Yield Index plus 300 basis points or a return based upon returns which track an investment portfolio selected by the plan’s administration.
(5)	See All Other Compensation Table below for additional information.

ALL OTHER COMPENSATION

The following table further illustrates the components of the All Other Compensation column in the preceding Summary Compensation Table.

	EDCP/Non- Qualified Match	Tax Payments(1)	Other Benefits(2)	Total
Ledsinger	$74,432	$23,729	$82,689	$180,850
Squeri	$38,643	$10,767	$39,020	$88,430
Wielgus	$19,062	$12,596	$50,698	$82,356
Mirgon	$21,303	$12,024	$43,852	$77,179
White	$461	$3,799	$25,549	$29,809

(1)	This column reports the amounts reimbursed for payment of taxes with respect to certain perquisites including club membership and dues, legal and financial planning, medical and dependant care expenses and the Stay at Choice program.
(2)	Benefits in this column include reimbursement for club membership and dues, financial and legal advice, medical and dependant care expenses and the Stay at Choice program which provides discounts to senior executives when staying at Choice Hotels properties. Additionally included is the value of a car allowance, any amount the Company contributed for each Named Executive Officer’s 401(k) Plan and the value of personal use of the Company’s aircraft. The calculation for personal use of the Company’s aircraft includes the variable costs incurred as a result of personal flight activity, a portion primarily going to ongoing maintenance and repairs, fuel, and any travel expenses for the flight crew. None of the other benefits exceeded $25,000.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2006

Equity was granted in 2006 pursuant to the 1997 and 2006 Long-Term Incentive Plans. The Committee established a competitive range of equity value utilizing competitive market data from which the size of executive equity awards can be determined. For example, Mr. Ledsinger’s competitive long-term equity grant value for 2006 was set at 200% of his base pay on the grant date, or $1,440,000. Seventy-five percent of this value, $1,080,000 is granted as stock options, as discussed in the CD&A. The value to be delivered as options is divided by the Black Scholes value to determine the number of shares to be granted. The Black Scholes value utilized to calculate the value of grants made in February 2006 was $18.35. Thus, he received $1,080,000/$18.35, or 58,856 shares. Twenty-five percent of this value, $360,000, is granted as PVRSUs. The value to be delivered as restricted stock is divided by the 90-day average fair market value of the stock price. Thus he received $360,000/$39.975, or 9,006 shares. As discussed in the CD&A, the assumptions used for determining grant size differ from the assumptions used for accounting purposes to reflect the full term of the option being granted to the employee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (i)	All Other Option Awards: Number of Securities Underlying Options (j)	Exercise Base Price of Option Awards(2) (k)		Grant Date Fair Value of Stock and Option Awards (l)

		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Ledsinger		$377,500	$755,000	$1,510,000
	2/13/2006								58,856	$48.72	(3)	$872,128
	2/12/2006				4,503	9,006	18,012					$438,772
Squeri		$140,725	$281,450	$562,900
	2/12/2006								26,100	$48.75		$386,985
	2/12/2006				1,966	3,932	7,864					$191,547
	2/13/2006							16,410				$799,495
	9/13/2006				6,700	13,400	26,800					$569,433
	9/13/2006				3,300	6,600	13,200					$280,467
Wielgus		$102,575	$205,150	$410,300
	2/12/2006								18,586	$48.75		$275,575
	2/12/2006				1,552	3,104	6,208					$151,211
Mirgon		$79,000	$158,000	$316,000
	2/12/2006								11,073	$48.75		$164,179
	2/12/2006				931	1,862	3,724					$90,707
White		$45,000	$90,000	$180,000
	2/12/2006							2,772				$135,038
	9/13/2006							3,000				$127,485

(1)	The amounts shown in column (c) reflect the threshold payment level under the Company’s Officer Cash Incentive Plan, which is 50% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal.
(2)	The exercise price of an option is equal to the Fair Market Value (FMV) of the Stock on the date of grant. FMV is defined as the mean of the high and low prices reported on the New York Stock Exchange on the date of grant. If no shares were traded on the grant date, the Committee shall determine the FMV. The Committee selected the February 10, 2006 closing price as the FMV for the grants awarded on Sunday February 12, 2006.
(3)	The exercise price for the February 13, 2006 grant to Mr. Ledsinger was based on the mean of the high and low trading prices on February 13, 2006; the closing price on that date was $48.82.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

The following table provides information on the current holdings of stock option and stock awards by the named executives. This table includes unexercised and unvested option awards and unvested PVRSUs with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each Named Executive Officer. The market value of the stock awards is based on the closing market price of Choice’s stock as of December 29, 2006, which was $42.10. The PVRSUs are subject to specified performance objectives over the performance period. The market value as of December 31, 2006, shown below assumes the satisfaction of these objectives at the target. For additional information about the option awards and stock awards, see the description of equity incentive compensation under Long-Term Incentives on page 17.

	Option Awards(1)				Stock Awards(2)
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (c)	Number of Securities Underlying Unexercised Options Unexercisable (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (j)
Ledsinger	07/31/98	237,326	0	$6.27	7/31/2008
	02/01/99	110,000	0	$6.31	2/1/2009
	02/07/00	240,000	0	$8.38	2/7/2010
	02/08/02	112,000	28,000	$10.62	2/8/2012
	11/13/02					40,000	$1,684,000
	02/11/03	0	18,000	$10.22	2/11/2013
	02/11/03	81,000	54,000	$10.22	2/11/2013
	02/10/04					30,000	$1,263,000
	02/14/05	0	1,072	$29.92	2/14/2015
	02/14/05	15,732	62,928	$29.92	2/14/2015
	02/20/05					38,796	$1,633,312
	02/12/06							9,006		$379,153
	02/13/06	0	55,082	$48.72	2/13/2013
	02/13/06	0	3,774	$48.72	2/13/2013
Squeri	02/07/00	3,980	0	$8.38	2/7/2010
	02/07/02	0	1,294	$10.58	2/7/2012
	02/07/02	0	11,106	$10.58	2/7/2012
	04/29/02	6,000	6,000	$12.99	4/29/2012
	02/10/03	0	3,076	$10.20	2/10/2013
	02/10/03	0	26,924	$10.20	2/10/2013
	01/02/04					12,000	$505,200
	02/09/04					12,720	$535,512
	02/14/05	6,000	24,000	$29.92	2/14/2015
	02/14/05	2,000	8,000	$29.92	2/14/2015
	05/03/05					16,000	$673,600
	02/12/06	0	23,731	$48.75	2/12/2013
	02/12/06	0	2,369	$48.75	2/12/2013			3,932		$165,537
	02/13/06					16,410	$690,861
	09/13/06							6,600		$277,860
	09/13/06							13,400	(3)	$564,140
Wielgus	02/07/02	0	3,500	$10.58	2/7/2012
	02/07/02	3,900	10,500	$10.58	2/7/2012
	02/10/03	0	7,000	$10.20	2/10/2013
	02/10/03	21,000	21,000	$10.20	2/10/2013
	02/09/04					12,000	$505,200
	02/14/05	5,890	23,560	$29.92	2/14/2015
	02/14/05	910	3,640	$29.92	2/14/2015	8,000	$336,800
	02/12/06	0	14,842	$48.75	2/12/2013
	02/12/06	0	3,744	$48.75	2/12/2013			3,104		$130,678
Mirgon	02/01/99	4,268	0	$6.31	2/1/2009
	02/07/00	15,050	0	$8.38	2/7/2010
	02/07/02	35,816	8,954	$10.58	2/7/2012
	02/07/02	3,934	2,046	$10.58	2/7/2012
	02/10/03	4,908	3,272	$10.20	2/10/2013
	02/10/03	0	20,728	$10.20	2/10/2013
	02/09/04					10,800	$454,680
	02/14/05	1,200	4,800	$29.92	2/14/2015
	02/14/05	3,600	14,400	$29.92	2/14/2015
	02/12/06	0	8,305	$48.75	2/12/2013
	02/12/06	0	2,768	$48.75	2/12/2013			1,862		$78,390
White	12/20/2002	4,000	1,000	$11.71	12/20/2012
	12/20/2002	12,000	3,000	$11.71	12/20/2012
	2/10/2003	300	200	$10.20	2/10/2013
	2/10/2003	900	600	$10.20	2/10/2013
	2/9/2004					3,000	$126,300
	2/12/2006					2,772	$116,701
	2/14/2005	1,500	6,000	$29.92	2/14/2015
	2/14/2005	500	2,000	$29.92	2/14/2015
	9/13/2006					3,000	$126,300

(1)	The stock options listed above vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term, with the exception of options granted in 2006, which vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.
(2)	Restricted stock awards granted prior to December 20, 2005, vest at the rate of 20% each year for five years from the date of grant. Restricted stock awards granted on and after December 20, 2005 vest at the rate of 25% each year for four years from the date of grant. PVRSUs vest three years from the date of grant based upon the actual three year cumulative EPS compared to the performance target.
(3)	Mr. Squeri’s September 13, 2006 13,400 PVRSU grant vests four years from the date of grant based upon the actual four year cumulative EPS compared to the performance target.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2006

The following table provides information for each of the Named Executive Officers on stock option exercises during fiscal year 2006, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Charles A. Ledsinger, Jr.	109,268	$4,955,575	79,331	(1)	$3,615,315
Joseph M. Squeri	30,232	1,101,333	21,440	(2)	1,018,554
Wayne W. Wielgus	14,000	588,288	10,000	(3)	477,600
Thomas Mirgon	62,542	2,606,138	10,400		494,624
David L. White	NA	NA	1,000		47,390

(1)	Charles A. Ledsinger, Jr. has elected to defer receipt of all 79,331 shares otherwise issuable to him, the value of which is included in column (c) of the Nonqualified Deferred Compensation Table. Mr. Ledsinger elected to receive deferred amount in a lump sum payment following employment termination.
(2)	Joseph A. Squeri has elected to defer receipt of all 21,440 shares otherwise issuable to him, the value of which is included in column (c) of the Nonqualified Deferred Compensation Table. Mr. Squeri elected to receive deferred amount in a lump sum payment following employment termination.
(3)	Wayne W. Wielgus has elected to defer receipt of all 10,000 shares otherwise issuable to him, the value of which is included in column (c) of the Nonqualified Deferred Compensation Table. Mr. Wielgus elected to receive deferred amount in a lump sum payment following employment termination.

PENSION BENEFITS FOR FISCAL 2006

Supplemental Executive Retirement Plan.    The Company’s Supplemental Executive Retirement Plan (“SERP”) is a non-contributory defined benefit pension plan covering key executives defined by the Board of Directors. In 2006, the following Named Executive Officers participated in the SERP: Mr. Ledsinger, Mr. Squeri, Mr. Wielgus and Mr. Mirgon. Retirement benefits under this pension plan are determined under a formula based on length of service and average salary (includes base salary and bonuses earned in a sixty month period that produces the highest average amount out of the 120 months of employment prior to the retirement date). The formula provides a benefit equal to 1% per year of service up to 15% and 1.5% per year of service thereafter up to 30%. The benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts. In the event of the participant’s death prior to the commencement of the benefit payment, the participating Named Executive Officer’s beneficiary will receive a monthly benefit equal to the 50% survivor annuity portion of the benefit which would have been payable had the participant elected to receive his accrued benefit in the form of a joint and 50% survivor annuity and been eligible to receive it. Unreduced benefits are available upon retirement at age 65, or upon retirement at age 55 provided the participant has a minimum of ten (10) Years of Service. The Present Value of Accumulated Benefit is determined as of December 31, 2006 using the following assumptions: discount rate of 6.00%; the RP-2000 Combined Healthy Life Mortality Table for males and females, with mortality improvements projected to 2005 and white collar; and retirement at the first eligible unreduced retirement date with a monthly retirement benefit payable in the form of a single life annuity.

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit
Charles A. Ledsinger, Jr.	SERP	18	(1)	$3,687,017
Joseph M. Squeri	SERP	9		$440,401
Wayne W. Wielgus	SERP	6		$418,223
Thomas Mirgon	SERP	9		$521,667

(1)	Reflects an additional ten (10) years of service credited to Mr. Ledsinger, upon attaining age 55, in accordance with the terms of his employment contract. The approximate value of the additional ten (10) years of service credited to Mr. Ledsinger is $2,048,343.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2006

Executive Deferred Compensation Plan.    In 2002, the Company adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Messrs. Ledsinger, Squeri, Wielgus and Mirgon participate in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Savings Plan. Under the EDCP, participants may defer up to 90% of their base salary and 100% of their bonus. The Company will match up to 15% of any deferred salary under both the EDCP and 401(k) Plan, offset by the amount of matching contributions made under the 401(k) Plan. The participant’s right to any Company match amount vests at 20% per year from the time the participant was first hired. After the fifth year of service, all past and future match amounts are 100% vested. A participant may elect a return at either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points or a return based upon returns which track an investment portfolio selected by the EDCP’s administrators. Amounts contributed by the Company under the EDCP for Messrs. Ledsinger, Squeri, Wielgus and Mirgon are included in the Nonqualified Deferred Compensation Table under the column labeled “Registrant Contributions in Last Fiscal Year.” The Compensation Committee believes the benefits available under the EDCP, when viewed in conjunction with the SERP, deliver a competitive retirement benefits package.

Stock Deferral Program.    Pursuant to the terms of their agreements, each Named Executive Officer is permitted to defer receipt of any equity pursuant to IRS Guidelines. The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Such deferral amounts remain subject to the general risk of creditors.

Non-Qualified Plan.    The Non-Qualified plan allows participants to defer a certain percentage of their base salary and their bonus while also potentially offering a Company match contribution. Beginning in 2007, the amount of base salary that a participant may defer increased from 15% to 90%.

Name (a)	Plan Name (b)	Executive Contributions 2006(1) (c)	Registrant Contributions 2006(2) (d)	Aggregate Earnings 2006 (e)	Aggregate Balance 2006 (f)
Charles A. Ledsinger, Jr.	EDCP	$1,028,274	$74,432	$548,890	$6,383,088
	Stock Deferral Program	3,615,315	0	15,615	17,617,849
Joseph M. Squeri	EDCP	461,859	38,643	152,839	1,925,599
	Stock Deferral Program	1,018,554	0	(69,115)	2,871,178
Wayne W. Wielgus	EDCP	467,037	19,062	157,962	1,885,981
	Stock Deferral Program	477,600	0	(35,668)	1,294,819
Thomas Mirgon	EDCP	26,252	21,303	139,972	1,600,708
	Stock Deferral Program	0	0	20,537	1,042,473
David L. White	Nonqualified Plan	69,127	0	17,617	165,085

(1)	The following 2006 Salary amount is included in column (c) above and is additionally reported as salary in the Summary Compensation Table.

Name	2006 Salary
Ledsinger	$254,869
Squeri	86,300
Wielgus	148,600
Mirgon	26,252
White	11,530

(2)	Registrant contributions are also included in the All Other Compensation column within the Summary Compensation Table. See All Other Compensation table on page 23 for Company contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that could have been received by each of the named executives of the Company in the event such executive’s employment had terminated under the circumstances described below as of December 31, 2006. The amount of compensation payable to each named executive upon voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Any equity based payments or valuations are based on the Company’s closing stock price on December 29, 2006. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Depending on the manner in which a named executive’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	Salary continuation;

•	annual incentive compensation earned during the fiscal year;

•	amounts accrued and vested through the Company’s SERP; and

•	other benefits as described below.

The named executives participate in deferred compensation plans that permit deferral of salary, bonus and stock awards. The last column of the Nonqualified Deferred Compensation for Fiscal 2006 table on page 28 reports each named executive’s aggregate balance at December 31, 2006 for each plan. Upon termination, the named executives are entitled to receive the vested amount in their deferred compensation account. If the executive has previously elected to receive such amounts in the EDCP or Non-Qualified Savings Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

The discussion on page 27 under Pension Benefits for Fiscal 2006 discusses the general terms of the SERP and the corresponding table sets forth the present value of each participating named executive’s unreduced benefit under the SERP.

Payments Made Upon Constructive Termination/Termination Without Cause

Under the Employment Agreements for Messrs. Ledsinger, Squeri and Mirgon, if the named executive is Constructively Terminated, he is entitled to receive all base salary, bonuses, benefits and perquisites (payable in the normal course) during the remaining term of the Employment Agreement. The remaining terms are: December 20, 2009 for Mr. Ledsinger; June 3, 2008 for Mr. Squeri; and March 3, 2008 for Mr. Mirgon. Such amounts are subject to offset if the named executive obtains other employment and are conditioned upon the named executive’s obligation for a period of two years following termination not to disclose or use Company information and not to solicit Company employees. Additionally, Mr. Ledsinger is obligated not to compete with the Company for a period of two years.

Upon Constructive Termination under Mr. Wielgus’ Employment Agreement, he is entitled to receive base salary, bonuses, benefits and perquisites (payable in the normal course) for a period of eighteen months following Constructive Termination, subject to his obligation not to disclose or use Company information and not to solicit Company employees for a period of two years.

For Messrs. Squeri, Mirgon and Wielgus, all unvested stock options, restricted stock and performance shares shall continue to vest during the term and vested options shall continue to be exercisable. For Mr. Ledsinger, unvested stock options and restricted stock granted prior to December 20, 2005 shall continue to vest during the term while unvested stock options and restricted stock granted after that date shall become immediately vested.

Constructive Termination under the Employment Agreements is defined as:

•	The Company’s removal or termination of the named executive without cause;

•	Failure of the Company to place the named executive’s name in nomination for re-election to the Employer’s Board (pertains to only Mr. Ledsinger);

•	Assignment of duties by the Company inconsistent with the duties set forth in the individual agreement;

•	A decrease in the named executive’s compensation or benefits (unless a similar decrease is imposed on all senior executives);

•	A change in the named executive’s title or line of reporting set forth in the individual agreement;

•	A significant reduction in the scope of the named executive’s authority, position, duties, or responsibilities;

•	The relocating of the named executive’s office location to a location more than 25 miles from his prior place of employment;

•	A significant change of the company’s annual bonus program which adversely effects the named executive, or

•	Any other material breach of the agreement by the Company.

If Mr. White were terminated by the Company without cause, he would qualify for a severance benefit under the Company’s Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement. Under the Severance Benefit Plan, base salary and medical and dental benefits are continued for a period following termination based on the employee’s position and years of service. These benefits are subject to the employee signing the Company’s standard release agreement.

Payments Made Upon Early Retirement

Mr. Ledsinger is the only Named Executive Officer, who would have qualified for early retirement on December 31, 2006. If he had done so, he would have received the unreduced benefit as described in Pension Benefits for Fiscal 2006 on page 27. Additionally, if Mr. Ledsinger had elected installment payout of his account balance under the EDCP, his undistributed account balance would continue to receive the Moody’s plus 300 basis points rate of return, as described under Nonqualified Deferred Compensation for Fiscal 2006 on page 27.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate. The Company’s disability program provides that each of the named executives, except for Mr. White, will receive an annual benefit equal to 70% of the previous year’s base salary and incentive bonus, with such amount capped at $25,000 per month. Mr. White’s benefit will equal 60% of the previous year’s base salary and incentive bonus, with such amount capped at $15,000 per month. The disability benefit continues until the named executive reaches age 65.

Under the terms of the SERP, the participating Named Executive Officer’s beneficiary will receive a monthly benefit equal to the 50% survivor annuity portion of the benefit which would have been payable had the participant elected to receive his accrued benefit in the form of a joint and 50% survivor annuity.

Payments Made Upon a Change of Control

For Messrs. Ledsinger, Squeri, Wielgus and Mirgon, if employment is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability) or if the executive terminates employment during the twelve-month period following, in addition to the benefits listed under the heading “Payments Made Upon Termination”:

•	the Named Executive Officer will receive:

•	a lump sum severance payment of 250% in the case of Mr. Ledsinger and 200% for the other three executives of their base salary and the previous year’s annual incentive;

•	an amount to equalize for the excise tax charged to the named executive as a result of the receipt of any change-of-control payments; and

•	all stock options and restricted stock held by the executive will automatically vest and become exercisable.

While the aforementioned Named Executive Officers are entitled to an amount to equalize for excise tax charged to the executive pursuant to their employment agreements, none of the executives’ compensation, as of December 31, 2006, rose to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed.

Charles A. Ledsinger, Jr.

The following table shows the potential payments upon termination or a change of control of the Company for Charles A. Ledsinger, Jr.

Executive Benefits and Payments Upon Separation	Voluntary Termination With Board Approval on 12/31/2006		Early Retirement on 12/31/2006		Constructive Termination on 12/31/2006		For Cause/ Voluntary without Board Approval Termination on 12/31/2006	Termination Following Change-in- Control on 12/31/2006		Disability on 12/31/2006		Death on 12/31/2006
Compensation:
Salary Continuation under Employment Agreement	—		—		$2,265,000		—	—				—
Annual Incentive Bonus(1)	$1,161,904		$1,161,904		$2,671,904		$1,161,904	$1,161,904		$1,161,904		$1,161,904

Benefits & Perquisites:
Cash Severance	—		—		—		—	$4,792,259		—		—
Auto Allowance	—		—		$39,600		—	—		—		—
Accrued Vacation Pay	$46,462		$46,462		$46,462		$46,462	$46,462		$46,462		$46,462
Flex Perquisite Program	—		—		$121,500		—	—		—		—
Health and Welfare Benefits(2)	—		—		$46,005		—	—		—		—
Disability Income(3)	—		—		—		—	—		$1,341,833		—
Life Insurance Benefits(4)	—		—		$2,990		—	—		—		$755,000
Excise Tax & Gross-Up	—		—		—		—	—		—		—
Aircraft Usage	—		—		$175,839		—	—		—		—
Country Club	—		—		$28,500		—	—		—		—

Long Term Incentives:
Stock Options	—	(5)	—	(5)	$3,956,320	(6)	—	$3,956,320	(6)	—	(5)	—
Restricted Stock Grants	$379,153	(7)	$379,153	(7)	$4,959,464	(8)	—	$4,959,464	(8)	$379,153	(7)	$2,012,464	(9)

(1)	The amount under “Constructive Termination” includes the actual incentive bonus paid for fiscal year 2006 and, for constructive termination, the estimated target incentive bonus amounts for fiscal years 2007 and 2008.
(2)	Represents the estimated value of all future premiums that will be paid on behalf of Mr. Ledsinger under the Company’s health and welfare benefit plans.
(3)	Represents the estimated present value of all future payments Mr. Ledsinger would be entitled to receive under the Company’s disability program.
(4)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Ledsinger; however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Ledsinger’s beneficiary upon his death.
(5)	Upon voluntary termination with Board approval, early retirement and upon disability, stock options granted after December 20, 2005 will continue to vest through December 20, 2009, while options issued prior to that date will be forfeited. Based on the exercise price of the options granted after December 20, 2005 and the closing price of the stock on December 29, 2006, these options currently do not have an intrinsic value.
(6)	In the case of constructive termination and termination following a change-of control, the stock option awards immediately vest and the value owed Mr. Ledsinger is based upon the share closing price on December 29, 2006. Values presented represent the intrinsic value of the options on that date.
(7)	Upon voluntary termination with Board approval, early retirement and upon disability, restricted stock granted after December 20, 2005 will continue to vest through December 20, 2009, while shares issued prior to that date will be forfeited. The values presented represent the value of the stock based upon the closing share price on December 29, 2006 of $42.10.
(8)	In the case of constructive termination and termination following a change-of control, the restricted stock awards vest immediately, in which case the value has been calculated based on the closing stock price on December 29, 2006 of $42.10.
(9)	Upon death, awards granted after December 20, 2005 continue to vest through December 20, 2009, awards granted on December 20, 2005 immediately vest and awards granted prior to December 20, 2005 are forfeited. Values presented represent the value of the stock based on a closing share price on December 29, 2006 of $42.10.

Joseph M. Squeri

The following table shows the potential payments upon termination or a change of control of the Company for Joseph M. Squeri.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2006	Constructive Termination on 12/31/2006	For Cause Termination on 12/31/2006	Termination Following Change-in- Control on 12/31/2006	Disability on 12/31/2006	Death on 12/31/2006
Compensation:
Salary Continuation under Employment Agreement	—	$613,417	—	—		—
Annual Incentive Bonus(1)	$434,736	$716,186	$434,736	$434,736	$434,736	$434,736

Benefits & Perquisites:
Cash Severance	—	—	—	$1,735,472	—	—
Auto Allowance	—	$17,000	—	—	—	—
Accrued Vacation Pay	—	—	—	—	—	—
Flex Perquisite Program	—	$28,688	—	—	—	—
Health and Welfare Benefits(2)	—	$21,725	—	$15,335	—	—
Disability Income(3)	—	—	—	$2,795	$607,415	—
Life Insurance Benefits(4)	—	$11,861	—	—	—	$1,433,000
Excise Tax & Gross-Up	—	—	—	—	—	—

Long Term Incentives:
Stock Options(5)	—	$1,717,388	—	$1,912,268	—	—
Restricted Stock Grants(6)	—	$1,376,039	—	$3,412,710	—	—

(1)	The amount under “Constructive Termination” includes the actual incentive bonus paid for fiscal year 2006 and the estimated target incentive bonus amount for fiscal year 2007.
(2)	Represents the estimated value of all future premiums that will be paid on behalf of Mr. Squeri under the Company’s health and welfare benefit plans.
(3)	Represents the estimated present value of all future payments Mr. Squeri would be entitled to receive under the Company’s disability program.
(4)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Squeri; however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Squeri’s beneficiary upon his death.
(5)	Represents the estimated value of such options, which, upon constructive termination, continue to vest through the term of Mr. Squeri’s employment agreement, or June 3, 2008, and immediately vest upon a change in control. Values presented represent the intrinsic value of the options based upon a share closing price on December 29, 2006 of $42.10.
(6)	For termination following a change-in-control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 29, 2006. For constructive termination, the restricted stock awards continue to vest according to their vesting schedule. The values presented represent the value of the stock based on the closing share price on December 29, 2006 of $42.10.

Thomas Mirgon

The following table shows the potential payments upon termination or a change of control of the Company for Thomas Mirgon.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2006	Constructive Termination on 12/31/2006	For Cause Termination on 12/31/2006	Termination Following Change-in- Control on 12/31/2006	Disability on 12/31/2006	Death on 12/31/2006
Compensation:
Salary Continuation under Employment Agreement	—	$368,667	—	—		—
Annual Incentive Bonus(1)	$244,363	$402,363	$244,363	$244,363	$244,363	$244,363

Benefits & Perquisites:
Cash Severance	—	—	—	$1,120,727	—	—
Auto Allowance	—	$14,000	—	—	—	—
Accrued Vacation Pay	$3,646	$3,646	$3,646	$3,646	$3,646	$3,646
Flex Perquisite Program	—	$23,625	—	—	—	—
Health and Welfare Benefits(2)	—	$17,891	—	$15,335	—	—
Disability Income(3)	—	—	—	$2,795	$3,168,937	—
Life Insurance Benefits(4)	—	$26,527	—	—	—	$1,316,000
Excise Tax & Gross-Up	—	—	—	—	—	—

Long Term Incentives:
Stock Options(5)	—	$1,229,248	—	$1,346,176	—	—
Restricted Stock Grants(6)	—	$303,120	—	$533,070	—	—

(1)	The amount under “Constructive Termination” includes the actual incentive bonus paid for fiscal year 2006 and the estimated target incentive bonus amount for fiscal year 2007.
(2)	Represents the estimated value of all future premiums that will be paid on behalf of Mr. Mirgon under the Company’s health and welfare benefit plans.
(3)	Represents the estimated present value of all future payments Mr. Mirgon would be entitled to receive under the Company’s disability program.
(4)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Mirgon; however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Mirgon’s beneficiary upon his death.
(5)	Represents the estimated value of such options, which continue to vest through the term of Mr. Mirgon’s employment agreement, March 3, 2008, upon constructive termination and immediately vest upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 29, 2006 of $42.10.
(6)	For termination following a change-in-control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 29, 2006. For constructive termination, the restricted stock awards continue to vest through the term of Mr. Mirgon’s employment schedule, or March 3, 2008. Values presented represent the value of the stock based on the closing share price on December 29, 2006 of $42.10.

Wayne W. Wielgus

The following table shows the potential payments upon termination or a change of control of the Company for Wayne Wielgus.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2006	Constructive Termination on 12/31/2006	For Cause Termination on 12/31/2006	Termination Following Change-in- Control on 12/31/2006	Disability on 12/31/2006	Death on 12/31/2006
Compensation:
Salary Continuation under Employment Agreement	—	$559,500	—	—	—	—
Annual Incentive Bonus(1)	$316,704	$521,854	$316,704	$316,704	$316,704	$316,704

Benefits & Perquisites:
Cash Severance	—	—	—	$1,379,407	—	—
Auto Allowance	—	$18,000	—	—	—	—
Accrued Vacation Pay	$17,215	$17,215	$17,215	$17,215	$17,215	$17,215
Flex Perquisite Program	—	$30,375	—	—	—	—
Health and Welfare Benefits(2)	—	$23,003	—	$15,335	—	—
Disability Income(3)	—	—	—	$2,795	$2,815,522
Life Insurance Benefits(4)	—	$66,889	—	—	—	$1,373,000
Excise Tax & Gross-Up	—	—	—	—	—	—

Long Term Incentives:
Stock Options(5)	—	$1,500,128	—	$1,665,776	—	—
Restricted Stock Grants(6)	—	$505,200	—	$972,678	—	—

(1)	The amount under “Constructive Termination” includes the actual incentive bonus paid for fiscal year 2006 and the estimated target incentive bonus amount for fiscal year 2007.
(2)	Represents the estimated value of all future premiums that will be paid on behalf of Mr. Wielgus under the Company’s health and welfare benefit plans.
(3)	Represents the estimated present value of all future payments Mr. Wielgus would be entitled to receive under the Company’s disability program.
(4)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Wielgus; however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Wielgus’ beneficiary upon his death.
(5)	Represents the estimated value of such options, which, upon constructive termination, continue to vest through the term of Mr. Wielgus’ employment agreement, or January 1, 2009, and immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 29, 2006 of $42.10.
(6)	For termination following a change-in-control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 29, 2006. For constructive termination, the restricted stock awards continue to vest according to their vesting schedule. In this case, values presented represent the value of the stock based on a closing share price on December 29, 2006 of $42.10.

David L. White

The following table shows the potential payments upon termination or a change of control of the Company for David White.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2006	Termination Without Cause on 12/31/2006	For Cause Termination on 12/31/2006	Termination Following Change-in- Control on 12/31/2006	Disability on 12/31/2006	Death on 12/31/2006
Compensation:
Annual Incentive Bonus	$119,140	$119,140	$119,140	$119,140	$119,140	$119,140

Benefits & Perquisites:
Cash Severance	—	$75,000	—	$75,000	—	—
Accrued Vacation Pay	$16,942	$16,942	$16,942	$16,942	$16,942	$16,942
Health and Welfare Benefits	—	—	—	$—	—	—
Disability Income(1)	—	—	—	—	$2,876,898
Life Insurance Benefits(2)	—	$100	—	$100	—	$225,000

Long Term Incentives:
Stock Options(3)	—	—	—	$244,520	—	—
Restricted Stock Grants(4)	—	—	—	$369,301	—	—

(1)	Represents the estimated present value of all future payments Mr. White would be entitled to receive under the Company’s disability program.
(2)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. White; however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.
(3)	Represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 29, 2006 of $42.10.
(4)	For termination following a change-in-control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 29, 2006.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2006

The Company’s compensation program for directors is designed to align directors’ interests with those of the shareholders and to compensate directors fairly for services each provides in his or her capacity as a director. In 2006, the Board conducted a comprehensive review of current director compensation. With input from Semler Brossy, the Board compared existing Board compensation to the competitive landscape and modified the compensation structure. These modifications are reflected in the following table. In addition, the director stock ownership guideline was increased from a value of $150,000 to a value of $175,000. Each director is required to meet this requirement within five years of election. Non-employee directors may elect once a year to defer a minimum of 25% of committee fees to be earned during the year. Any fees that are deferred are used to purchase shares of the Company’s Common Stock. Such shares are distributed to the director at the time he or she ceases service as a director.

	Prior to September, 2006	After September, 2006
Annual Retainer—Stock
Members—Independent	$80,000	$110,000

Retainer—Cash
Audit Committee Chair	$5,000	$15,000
Compensation Committee Chair	$—	$7,500
Nominating and Governance Chair	$—	$4,000
Diversity Committee Chair	$—	$4,000

Annual Meeting Fees
Committee Chair Meeting Fee	$3,000	$2,000
Board Meeting Fee	$2,000	$2,000
Committee Meeting Fee	$2,000	$2,000
Telephonic Fee	$1,000	$1,000
Lead Independent Director Fee	$1,000	$1,000

Other
Initial Stock Grant	$50,000	$50,000

The following table illustrates 2006 compensation paid to non-employee directors:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation(5)	Total
Fiona Dias	$21,000	$64,439	N/A	$5,439	$90,878
William L. Jews	7,000	33,626	N/A	969	41,595
John T. Schwieters	36,000	37,792	N/A	2,823	76,615
Ervin R. Shames	33,500	76,945	$9,071	3,705	123,221
Gordon A. Smith	18,000	64,449	N/A	3,002	85,451
David C. Sullivan	12,000	33,626	N/A	969	46,595

(1)	Charles A. Ledsinger, Jr., the Company’s President and Chief Executive Officer, is not included in this table as he is an employee of the Company. Thus, he does not receive any compensation for his role as Director and Vice Chairman of the Company’s Board of Directors. Alternatively, please see page 22 of the Summary Compensation Table herein, for a detailed description of compensation awarded to Mr. Ledsinger.

Stewart Bainum, Jr., Chairman of the Board, is also an employee of the Company and thus does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $64,000, may participate in the Company’s 401(k) Plan and non-qualified plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies.

(2)	This column represents the amount of cash compensation earned in 2006 for Board and committee service.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for fair value of restricted stock in 2006 as well as prior years in accordance with FAS 123(R). Fair value is calculated by using the average of the high and low price of the Company stock on the date of grant. The differences in amounts shown among Board members largely reflect length of service. As of December 31, 2006, each Director had the following aggregate number of deferred share accumulated in their deferral accounts for all years of service as a Director, including additional shares credited as a result of reinvestment of dividend equivalents: Fiona Dias, 2,151; William L. Jews, 1,620; John T. Schwieters, 547; Ervin R. Shames 6,129; and Gordon A Smith, 1,523.
(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options previously granted to directors. The fair value was estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R). The fair value per option was $5.18, based on assumptions of 6.0 years expected life, expected volatility of 39.69%, expected dividends yield of 0% and a risk free rate of 2.88%. We ceased granting options to directors in 2003. Mr. Shames has 4,666 outstanding option awards at fiscal year end December 31, 2006.
(5)	This column includes dividends paid in 2006 on unvested restricted shares, reimbursement for spousal travel and the Stay at Choice program which provides discounts to Directors when staying at Choice Hotels properties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Amended and Restated Basic Policies of the Board of Directors require Board approval of any material transactions between the Company and its directors, officers, stockholders, employees or agents and affiliates. For this purpose, the Company’s General Counsel determines which transactions may be viewed as material transactions under the policy. Board approval is further required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 25 Choice franchised hotels as of December 31, 2006. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, own a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for fiscal year 2006 was $5,007,084. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice’s reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, (iv) that if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

In 2006, the Company subleased space in its Silver Spring, Maryland headquarters complex to Realty Investment Company, Inc. (“Realty”). The Chairman of the Board, Stewart Bainum, Jr., is Chairman of the Board of Realty and, along with other Bainum family members, owns a controlling interest in Realty. During fiscal year 2006, the Company received rent payments of $129,173 from Realty. The rental payments under the sublease were a pass through of the Company’s costs under the master lease. This sublease arrangement terminated in November 2006. However, the Company believes the sublease terms were at least as favorable as if obtained from non-related parties.

The Company subleases space in its Silver Spring, Maryland headquarters complex to the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Stewart Bainum, Sr., the father of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members are members of the board of directors of Commonweal. Mr. Bainum retired from the Company Board of Directors in August 1998. Beginning in August 2004, the Company has donated a portion of the value of the subleased space to Commonweal. The Company is able to claim a deduction for the value of that portion of the subleased space, based on the Company’s costs under the master lease. Mr. Bainum pays the remaining portion of rent for the space used by Commonweal.

During fiscal year 2006, the Company received rent payments of $61,535 from Mr. Bainum. The rental payments under the sublease are a pass through of the Company’s costs under the master lease. As such, the Company believes the sublease is on terms at least as favorable as if obtained from non-related parties.

The Company maintains Master Aircraft Lease Agreements with Cedar Hill Investment Company, LLC (“Cedar Hill”), which is solely owned by Stewart Bainum, and LP_C, LLC (“LPC”), which is owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The leases permit the Company to lease from time to time aircraft owned by Cedar Hill and LPC. During 2006, the Company incurred a total of $63,135 for aircraft usage pursuant to the leases. The Company believes the terms of the aircraft leases are at least as favorable as if obtained from non-related parties.

In addition, the Company and Cambridge Flight Support, LLC, a wholly owned subsidiary of Realty, entered into a Flight Crew Services Agreement, pursuant to which Realty provides a pilot, co-pilot and fuel for the Company to use upon request. During fiscal year 2006, the Company incurred a total of $70,096 for flight crew services pursuant to the agreements. The Company believes the terms of the agreement are at least as favorable as if obtained from non-related parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 2006, except that a restricted stock grant by the Company to Mr. Sullivan was not reported on a timely-filed Form 4, but such transaction was subsequently reported on Form 4, and all transactions are reflected in this Proxy.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Mr. Shames and Mr. Sullivan. The Audit Committee is composed of three independent directors within the meaning of the NYSE’s rules.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. To effectuate this purpose, the Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2006. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, also issued by the American Institute of Certified Public Accountants, and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2006 for audit and non-audit services appears below under the heading “Principal Auditor Fees and Services.” All of the material services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Schwieters, Chairman

Ervin R. Shames

David C. Sullivan

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2007. During fiscal year 2006, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Auditor Fees and Services” below.

As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2006 and 2005, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2006 and 2005, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Audit Fees	$779,574	$684,535
Audit Related Fees(1)	164,821	75,190
Tax Fees(2)	21,540	73,027
All Other Fees(3)	1,500	1,500

Total	$967,435	$834,252

(1)	Audit Related Fees primarily include employee benefit plan audits, Uniform Franchise Offering Circular consents, review of the Company’s proxy statement, consultation on financial accounting and reporting matters, audits of the Company’s marketing and reservations activities and the other miscellaneous assurance services.
(2)	Tax Fees primarily related to review of certain Company income tax returns and certain state and international tax matters.
(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

A stockholder who intends to have a stockholder proposal included in the Company’s proxy statement for the 2008 Annual Meeting, must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 29, 2007.

A stockholder who intends to present a proposal at the 2008 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2008 Annual Meeting, must deliver notice to the Company no later than March 1, 2008, but not prior to February 1, 2008.

A stockholder who intends to nominate one or more persons for election to the Board of Directors at the 2008 Annual Meeting must deliver notice to the Company no later than March 1, 2008, but not prior to February 1, 2008. Such notice must set forth (a) the name and address of the stockholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming, such person or person) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder’s notice, (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Paul Mamalian, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901 or call our Investor Relations department at (301) 592-5026. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2007 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

Paul Mamalian

Secretary

Dated: March 30, 2007

ANNEX A

New York Stock Exchange

Listed Company Manual

303A.00 Corporate Governance Standards

303A.02 Independence Tests

In order to tighten the definition of “independent director” for purposes of these standards:

(a) No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.

(b) In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR both of the Proposals.

1. Election of three Class I Directors:	For Withhold		For Withhold		For Withhold	+
01 - William L. Jews	☐ ☐	02 - John T. Schwieters	☐ ☐	03 - David C. Sullivan	☐ ☐

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.		For Against Abstain ☐ ☐ ☐

B Non-Voting Items Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C      Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, MAY 1, 2007 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL

10720 Columbia Pike

Silver Spring, MD 20901

From Washington, DC - 16th Street north to Route 29 (Colesville Road). Pass over the Beltway (495), at which point Colesville Road becomes Columbia Pike. Choice Hotels Headquarters is on the left side approximately 2 miles past the Beltway.

From National Airport - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go north and follow Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport - Use Dulles Free Access (stay off toll road). Go east approximately 18 miles to I-495 North Beltway. Go north and follow Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI Airport - Take 195 West for 4 miles. Then take I-95 South for 14 miles to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

From Baltimore, MD - Take I-95 South to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2007

The undersigned hereby appoints CHARLES A. LEDSINGER, JR. and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on May 1, 2007 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment or postponement thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein and in the proxy holders’ discretion on any other matter presented at the Annual Meeting. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR both of the Proposals.

1. Election of three Class I Directors:	For Withhold		For Withhold		For Withhold	+
01 - William L. Jews	☐ ☐	02 - John T. Schwieters	☐ ☐	03 - David C. Sullivan	☐ ☐

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.		For Against Abstain ☐ ☐ ☐

B      Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2007

The undersigned hereby appoints CHARLES A. LEDSINGER, JR. and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on May 1, 2007 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment or postponement thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein and in the proxy holders’ discretion on any other matter presented at the Annual Meeting. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)